Filed pursuant to Rule 433

Registration Nos.333-131901 and 333-151501

United Mexican States

Final Terms and Conditions

$2,000,000,000 5.950% Global Notes due 2019

Issuer:	United Mexican States
Transaction:	5.950% Global Notes due 2019 (“2019 Notes”)
Issue currency:	U.S. dollars
Ratings:	Baa1/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)
Maturity date:	March 19, 2019
Coupon:	5.950%
Price:	99.784
Yield:	5.980%
Interest Payment Dates:	March 19th and September 19th of each year, commencing March 19, 2009
Optional Redemption:	Make-Whole Call at Treasuries + 50 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)
Denominations:	U.S. $2,000 and integral multiples thereof
Day Count:	30/360
Listing:	Luxembourg Stock Exchange - Euro MTF Market Luxembourg
CUSIP/ISIN:	91086QAW8 / US91086QAW87
Joint Bookrunners:	Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated

A prospectus supplement and prospectus of Mexico accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://idea.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A preliminary pricing supplement for the 2019 Notes dated December 18, 2008 is available from the Securities and Exchange Commission’s website at http://idea.sec.gov/Archives/edgar/data/101368/000090342308001046/ums-424b2_1218.htm.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at +1 (866) 471-2526 or Morgan Stanley & Co. Incorporated at +1 (212) 761-1912.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.